EXHIBIT 4.4

GENERAL SECURITY AGREEMENT

DATED AS OF February 9, 2007

DEBTOR:	LANDER CO. CANADA LIMITED, a corporation amalgamated under the laws of Ontario

SECURED PARTY:	WELLS FARGO FOOTHILL, INC. as arranger and administrative agent for and on behalf of the Lender Group and the Bank Product Providers

GENERAL SECURITY AGREEMENT
(this “Agreement”)

PARTIES

Debtor

Name:	LANDER CO. CANADA LIMITED, a corporation amalgamated under the laws of Ontario

Address:	275 Finchdene Square, Scarborough, Ontario M1X 1C7

Attention:	Al Wenzl

Fax No.:	(416) 297-0004

(the “Debtor”)

Secured Party

Name:	WELLS FARGO FOOTHILL, INC., as arranger and administrative agent for and on behalf of the Lender Group and the Bank Product Providers

Address:	One Boston Place, 18th Floor, Boston, Massachusetts 02108 U.S.A.

Attention:	Business Finance Manager

Fax No.:	(627) 722-9493

(in such capacity together with its permitted successors and assigns in such capacity, the “Secured Party” or the “First Lien Agent”)

EFFECTIVE DATE

February 9, 2007 (the “Effective Date”)

WHEREAS:

A.          Pursuant to a first lien credit agreement (as amended, restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into as of the date hereof, by and among Ascendia Brands, Inc., a Delaware corporation and each of its Subsidiaries that are party thereto (collectively, the “Borrowers”), as borrowers, and, on the other hand, Wells Fargo Foothill, Inc., a California corporation, in its capacity as arranger and administrative agent for the lenders party thereto, and the lenders that are from time to time party thereto (collectively, the “Lenders”), as lenders, the Lenders have agreed to make available to the Borrowers certain credit facilities on the terms and conditions set out in the Credit Agreement.

B.          Pursuant to a second lien credit agreement (as amended, restated, renewed, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”) entered into as of the date hereof, by and among the Borrowers, and, on the other hand, Watershed Administrative, LLC, a Delaware limited liability company, as administrative agent for the lenders party thereto (the “Second Lien Administrative Agent”), Wells Fargo Foothill, Inc. (the “Second Lien Collateral Agent”), a California corporation, in its capacity as collateral agent for the lenders party thereto, and the lenders that are from time to time party thereto, as lenders, such lenders have agreed to make available to the Borrowers certain credit facilities on the terms and conditions set out in the Second Lien Credit Agreement.

C.          The First Lien Agent, the Second Lien Collateral Agent and the Second Lien Administrative Agent have entered into an intercreditor agreement dated as of the date hereof (as amended, restated, renewed, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) setting out certain rights and priorities of the parties.

D.          The Debtor has agreed to guarantee the Obligations pursuant to a guarantee, dated as of the date hereof, granted to the Secured Party for and on behalf of the Lender Group and the Bank Product Providers (collectively, the “Beneficiaries”) (the “Guarantee”).

E.          To secure the payment and performance of the Secured Obligations (as hereinafter defined), the Debtor has agreed to grant to the Secured Party for and on behalf of the Beneficiaries a security interest in respect of the Collateral (as hereinafter defined) in accordance with the terms of this Agreement.

F.          In this Agreement and Recitals, all capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

THEREFORE for consideration, the receipt and adequacy of which are acknowledged by the Debtor, the Debtor agrees with the Secured Party as follows:

1.           Grant of Security Interest

The Debtor hereby:

(a)	grants to the Secured Party, for the benefit of the Beneficiaries, a security interest in; and

(b)	grants, mortgages and charges as and by way of a fixed and specific mortgage and charge (the “Mortgage”) to and in favour of the Secured Party, for the benefit of the Beneficiaries

(collectively, the “Security Interest”),

all of the Debtor’s right, title and interest in and to all of the present and after-acquired personal property of the Debtor including, without limitation, each and every property described or referred to in Section 2 below and any proceeds derived directly or indirectly from any dealing with such property or any proceeds therefrom (collectively, the “Collateral”), all pursuant to and in accordance with the provisions of this Agreement; provided that, without prejudice to the grant of security interest in trademarks set out in Section 1(a) above or otherwise, the Mortgage shall not apply to any present or after acquired trademarks of the Debtor.

The Security Interest granted hereby does not and shall not extend to, and Collateral shall not include any of the following: (i) any agreement, contract, lease, instrument, right, franchise, licence, approval, permit or other asset (the “Specified Rights”) to which the Debtor is a party or of which the Debtor has the benefit, to the extent that the creation of the Security Interest herein would constitute a breach of the terms thereof or permit any Person to terminate the Specified Rights for failure to obtain the consent of any Person or contravene any Applicable Law, but the Debtor shall hold its interest therein in trust for itself as owner and for the Secured Party as a secured party (notwithstanding the foregoing, nothing herein shall limit, impair or otherwise affect the Lender Group’s continuing security interests in and lien upon any rights or interests of the Debtor in or to (a) monies due or to become due under any described contract, lease, permit, license, approval, charter or license agreement (including any accounts), or (b) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, approval, charter, license agreement or securities); (ii) the last day of the term of any lease or sublease, oral or written, or any agreement therefor, but upon the enforcement of the Security Interest contemplated herein, the Debtor shall stand possessed of such last day in trust to assign the same to any Person acquiring such term; or (iii) any consumer goods (as defined below).

Upon the request of the Secured Party, the Debtor will take any and all actions reasonably required to provide the Secured Party with the benefit of a security interest in such Specified Rights and shall assign and grant a security interest in such Specified Rights in favour of the Secured Party forthwith upon obtaining the consent to such assignment and security interest as required of the other parties thereto. The Debtor agrees that it shall, upon the request of the Secured Party, take any and all actions reasonably required to obtain any consent required to permit any Specified Rights to be subjected to the Security Interest.

2.          Description of Collateral

The Collateral of the Debtor includes all of the following personal property and fixtures, and all of the leasehold interests and other property described in paragraph 2(j) below:

(a)	all goods now or hereafter comprising part of the inventory of the Debtor and all interests, rights and benefits, both present and future of the Debtor in or to inventory including, without limitation, goods now or hereafter held for sale or lease or furnished or to be furnished under a contract of service or that are raw materials, work in process or materials used or consumed in a business or profession or finished goods;

(b)	all goods which are not inventory or consumer goods now or hereafter owned by the Debtor and all interests, rights and benefits, both present and future, of the Debtor in or to such goods including, without limitation, all equipment, office, warehouse and other furniture, fixtures, machinery, tools, rolling stock, motor vehicles, accessories, spare parts, supplies and other tangible personal property;

(c)	all fixtures now or hereafter owned by the Debtor and all interests, rights and benefits, both present and future, of the Debtor in or to fixtures;

(d)	all chattel paper now or hereafter owned or held by the Debtor and all interests, rights and benefits, both present and future, of the Debtor in, under or to chattel paper;

(e)	each and every document of title now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder, whether negotiable or non-negotiable, including, without limitation, each and every warehouse receipt and bill of lading, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every document of title;

(f)	each and every instrument now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every instrument;

(g)	each and every security and ownership interest now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder including, without limitation, all shares, stocks, warrants, bonds, debentures, debenture stock or the like issued by a corporation or other Person, or a partnership, association or government, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every security and interest;

(h)	all money of the Debtor and all money hereafter acquired by the Debtor and each and every account, debt, claim and demand of every nature and kind which is now due, owing or accruing due or which may hereafter become due, owing or accruing due to the Debtor, or which the Debtor now has or may hereafter have and all interests, rights and benefits, both present and future of the Debtor in or to each and every account, debt, claim and demand including, without limitation, claims against the Crown and claims under insurance policies;

(i)	all patents, industrial designs, trademarks, trade secrets and know-how in which the Debtor now or hereafter has an interest including without limitation, confidential information, trade-names, goodwill, copyrights, personalty rights, software and all other forms of intellectual and industrial property, and any registrations and applications for registration of any of the foregoing (collectively, the “Intellectual Property”);

(j)	each and every lease, agreement to lease and leasehold interest of the Debtor and all interests, rights and benefits, both present and future, of the Debtor, in, under or to the same;

(k)	each and every intangible now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every intangible;

(l)	with respect to the property described in each of subparagraphs 2(a) to 2(k) inclusive, all substitutions and replacements thereof, improvements, increases, additions and accessions thereto and all interests, rights and benefits, both present and future, of the Debtor in, under or to the same;

(m)	with respect to the property described in each of subparagraphs 2(a) to 2(l) inclusive, identifiable or traceable personal property in any form derived directly or indirectly from any dealing with such property or the proceeds therefrom and includes any payment representing indemnity or compensation for loss of or damage to such property or proceeds therefrom; and

(n)	with respect to the property described in each of subparagraphs 2(a) to 2(m) inclusive, all books, accounts, invoices, letters, deeds, contracts, security, securities, instruments, bills, notes, writings, papers, documents and records in any form evidencing or relating thereto, and all other rights and benefits to which the Debtor is now or may hereafter become entitled in respect thereof.

In this Agreement, the words “goods”, “inventory”, “equipment”, “chattel paper”, “consumer goods”, “document of title”, “instrument”, “security”, “money”, “account”, “motor vehicle”, “proceeds”, “intangible” and “accessions” shall have the same meanings as their defined meanings in the Personal Property Security Act (Ontario) (the “PPSA”). In this Agreement, each reference to “Collateral” shall, unless the context otherwise requires, include and be read as “Collateral or any part thereof”.

Without limiting the generality of the foregoing, the Collateral shall include all tangible personal property of the Debtor now or hereafter located on or about or in transit to or from the locations set out in Schedule A (as amended from time to time) hereto. The Debtor shall promptly inform the Secured Party in writing of any other location at which the Collateral consisting of tangible personal property may in the future be located.

3.          Secured Obligations

The Security Interest created hereby secures the payment and performance of all present and future debts, liabilities and obligations of the Debtor in respect of the Loan Documents to which the Debtor is a party, including, without limitation or duplication, (i) all Obligations, (ii) all amounts from time to time owing by the Debtor in respect of, the Guarantee, including all Guaranteed Obligations (as defined in the Guarantee), (iii) all interest, fees, commissions, charges, expense reimbursements, indemnifications and all other amounts due or to become due under any Loan Document, and (iv) all expenses payable in connection with any and all of the foregoing (collectively, the “Secured Obligations”).

4.          Attachment

The Debtor acknowledges and confirms that the Security Interest granted hereby shall attach:

(a)	forthwith upon the Effective Date with respect to each and every property included in the Collateral and in which the Debtor then has rights; and

(b)	forthwith upon the Debtor acquiring rights in each and every property included in the Collateral subsequent to the Effective Date.

For greater certainty, without in any way limiting the above, the Debtor acknowledges and confirms that value has been given and that it has not agreed to postpone the time for attachment of the Security Interest.

5.          Debtor’s Representations and Warranties

The Debtor acknowledges that the Secured Party and the Beneficiaries are, in part, relying upon the representations, warranties and covenants made by or relating to the Debtor and set out in the Credit Agreement in accepting the Security Interest granted upon the terms of this Agreement, and hereby further represents and warrants to and covenants with the Secured Party and the Beneficiaries as follows:

(a)	Motor Vehicles: A description of all motor vehicles and other “serial numbered goods” (i.e. trailers, manufactured homes, aircraft, boats and vessels) (including vehicle identification numbers) presently owned by the Debtor is set out in Schedule A to this Agreement.

(b)	Locations of Collateral: Any Collateral that is tangible personal property is located at the locations identified in Schedule A to this Agreement and the Debtor agrees that such tangible personal property will not be moved to any other location except upon not less than 30 days’ prior written notice to the Secured Party and delivery of a Collateral Access Agreement in connection with such location.

(c)	No Consumer Goods: The Debtor does not own any consumer goods which are material in value or which are material to the business, operations, property, condition or prospects (financial or otherwise) of the Debtor.

(d)	Intellectual Property: The particulars of: (i) all registrations and applications for registration of any Intellectual Property owned by the Debtor; (ii) any licensed Intellectual Property material to the Debtor’s business; and (iii) any unregistered Intellectual Property material to the Debtor’s business are listed in Schedule B (as amended from time to time) to this Agreement. Each such Intellectual Property, with the exception of the Intellectual Property listed as “inactive” on Schedule “C” hereto, is valid, subsisting, unexpired, enforceable and has not been abandoned without prior written consent of the Secured Party. Except as set out in such Schedule (as amended from time to time), none of such Intellectual Property has been licensed or franchised by the Debtor to any Person.

(e)	Power and Capacity. The Debtor has full power and capacity to enter into this Agreement and to carry out the obligations contemplated herein.

(f)	Due Authorization and Enforceability. This Agreement has been duly authorized by all necessary corporate action on the part of the Debtor, and, when executed and delivered, will constitute a legal, valid and binding obligation of the Debtor, enforceable against it in accordance with the terms of this Agreement, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(g)	No Breach. The execution of this Agreement will not contravene (i) any provision of the constating documents of the Debtor, or (ii) any material provision of any material law, regulation, order or permit applicable to the Debtor, or result in a breach of or constitute a default under or require any consent under any material agreement or instrument to which the Debtor is a party or by which the Debtor is bound which would cause a Material Adverse Change.

(h)	Amalgamation. The Debtor is a corporation amalgamated under the laws of Ontario with its chief executive office located at 275 Finchdene Square, Scarborough, Ontario M1X 1C7.

(i)	Jurisdictions. The Debtor is duly licensed and registered to carry on business in the jurisdictions in which it carries on business except where failing to be so registered would not have a Material Adverse Change.

All agreements, representations, warranties and covenants made by the Debtor in this Agreement are material, will be considered to have been relied on by the Secured Party and the Beneficiaries and will survive the execution and delivery of this Agreement or any investigation made at any time by or on behalf of the Secured Party and the Beneficiaries and any disposition or payment of the Secured Obligations until repayment and performance in full of the Secured Obligations and termination of all the rights of the Debtor that, if exercised, would result in the existence of Secured Obligations.

6.          Debtor’s Covenants

The Debtor agrees with the Secured Party that:

(a)	The Debtor shall pay, perform, satisfy, fulfil and discharge the Secured Obligations when due.

(b)	The Debtor shall, if requested by the Secured Party, deliver forthwith to the Secured Party such further details respecting the Collateral as may reasonably be requested from time to time by the Secured Party. Such further details so delivered shall be deemed to be contained in and form part of this Agreement.

(c)	The Debtor shall not permit any material Collateral to be affixed to real or personal property not owned by the Debtor so as to become a fixture or accession, without prior written notice to the Secured Party and a Collateral Access Agreement.

(d)	Except as permitted by the Credit Agreement, or in the ordinary course of the Debtor’s business, the Debtor shall not convey, sell, lease, license, assign, transfer or otherwise dispose of any of the Collateral.

(e)	In the event that any Collateral, including, without limitation, proceeds thereof, is evidenced by or consists of chattel paper, instruments, securities or negotiable documents of title (collectively, the “Negotiable Collateral”), and if and to the extent that the Secured Party determines that perfection or priority of the Secured Party’s security interest is dependent on or enhanced by possession, the Debtor, immediately upon the request of the Secured Party, shall endorse and deliver physical possession of such Negotiable Collateral to the Secured Party.

(f)	The Secured Party may, at any time after the occurrence and during the continuation of an Event of Default, (i) notify any Person obligated to the Debtor on any debt, account or chattel paper or any obligor to the Debtor on an instrument to make payment thereunder to the Secured Party, whether or not the Debtor was theretofore making collections thereon, and (ii) assume control of any proceeds arising from such Collateral. The Debtor agrees that, subject to the terms of any cash management agreement entered into by the Debtor, after the occurrence and during the continuance of an Event of Default, it will hold in trust for the Secured Party, as the Secured Party’s trustee, any of its collections that it receives and immediately will deliver such collections to the Secured Party or a cash management bank in their original form as received by the Debtor.

(g)	The Debtor will not create, incur or permit to exist, and will defend the Collateral against, and will take such other action as is necessary to remove, any and all security interests in and other claims affecting the Collateral, other than the Security Interest created by this Agreement, Permitted Liens, or such security interests or other claims as permitted in writing by the Secured Party, and subject to the foregoing, the Debtor will defend the right, title and interest of the Secured Party in and to the Collateral against the claims and demands of all Persons.

(h)	The Debtor will promptly, following demand from time to time by the Secured Party, authorize, execute and deliver any and all agreements, instruments, documents and papers that the Secured Party may reasonably request to evidence the Secured Party’s Security Interest in any Intellectual Property.

7.          Rights and Remedies/Events of Default

Forthwith upon the occurrence and during the continuance of an Event of Default, the Security Interest shall be enforceable and the Secured Party shall have, in addition to any other rights and remedies provided by law, the rights and remedies of a secured party under the PPSA and those provided by this Agreement and the Credit Agreement. In addition, upon the occurrence and during the continuance of an Event of Default, the Secured Party may take possession of the Collateral and enforce any rights of the Debtor in respect of the Collateral by any method available in or permitted by law and may require the Debtor to assemble the Collateral and to deliver or make the Collateral available to the Secured Party at any place as may be designated by the Secured Party.

8.          Receiver – Appointment

Following the occurrence and during the continuance of an Event of Default, the Secured Party may take proceedings in any court of competent jurisdiction for the appointment of a receiver or a receiver and manager (the “Receiver”) of the Collateral or may by instrument in writing appoint any Person to be a Receiver of the Collateral or of any part thereof and may remove any Receiver so appointed by the Secured Party and appoint another in his stead. To the extent permitted by applicable law, any Receiver appointed by the Secured Party will (for purposes relating to responsibility for the Receiver’s acts or omissions) be considered to be the agent of the Debtor and not of the Secured Party.

9.          Receiver – Powers

Any Receiver appointed hereunder by instrument in writing shall have power (a) to take possession of the Collateral or any part thereof and to maintain, preserve and protect the same; (b) to carry on or concur in carrying on all or any part of the business or businesses of the Debtor; (c) to borrow money on the security of the Collateral in priority to the Security Interest granted by this Agreement, which such Receiver, in its reasonable discretion, determines is required in connection with either or both of the powers provided for in paragraphs (a) and (b); and (d) to dispose of the Collateral in whole or in part, and any such disposition may be by public sale (whether by auction, tender or otherwise), private sale, lease or otherwise, and at such time and place and on such terms and for such price and manner of payment thereof, all as such Receiver may, in its reasonable discretion, determine; provided that any such Receiver shall be and is deemed to be the agent of the Debtor and the Secured Party shall not in any way be responsible for any misconduct, negligence or nonfeasance of any such Receiver reasonably selected by the Secured Party.

10.          Consultants

Following the occurrence and during the continuance of an Event of Default, the Secured Party may require the Debtor to engage a consultant of the Secured Party’s choice, or engage a consultant on its own behalf, such consultant to receive the full cooperation and support of the Debtor and its employees, including unrestricted access to the premises, books and records of the Debtor; all reasonable fees and expenses of such consultant shall be for the account of the Debtor and the Debtor hereby authorizes any such consultant to report directly to the Secured Party and to disclose to the Secured Party any and all information obtained in the course of such consultant’s employment.

11.          Disposition of Collateral

The Secured Party may exercise any or all of the rights and remedies contained herein without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except as may be required by applicable law or the Credit Agreement) to or on the Debtor or any other Person, and the Debtor by this Agreement waives each such demand, presentment, protest, advertisement and notice to the extent permitted by applicable law or the Credit Agreement. None of the above rights or remedies will be exclusive of or dependent on or merge in any other right or remedy, and one or more of such rights and remedies may be exercised independently or in combination from time to time. Without prejudice to the ability of the Secured Party or a Receiver to dispose of the Collateral in any manner which is commercially reasonable, the Debtor acknowledges that a disposition of Collateral by the Secured Party or a Receiver which takes place substantially in accordance with the following provisions will be deemed to be commercially reasonable:

(a)	Collateral may be disposed of in whole or in part;

(b)	Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any purchaser or lessee of Collateral may be a customer of any member of the Beneficiaries;

(d)	a disposition of Collateral may be on such terms and conditions as to credit or otherwise as the Secured Party or a Receiver, in its sole discretion, may deem advantageous; and

(e)	the Secured Party or a Receiver may establish an upset or reserve bid or price in respect of Collateral.

12.          Proceeds of Disposition/Deficiency

Any proceeds of any disposition of any of the Collateral shall be applied by the Secured Party or a Receiver on account of the Secured Obligations in accordance with the provisions of the Credit Agreement. If such proceeds fail to satisfy the Secured Obligations, the Debtor shall be liable for the full amount of the deficiency resulting to the Secured Party and the Beneficiaries.

13.          Amalgamation

The Debtor acknowledges that if it amalgamates with any other corporation or corporations, to the extent permitted in the Credit Agreement, then (i) the Collateral and the Security Interest created by this Agreement will extend to and include all the property and assets of the amalgamated corporation and to any property or assets of the amalgamated corporation thereafter owned or acquired, (ii) the term “Debtor”, where used in this Agreement, will extend to and include the amalgamated corporation, and (iii) the term “Secured Obligations”, where used in this Agreement, will extend to and include the Secured Obligations of the amalgamated corporation.

14.          General Provisions

(a)	Discharge: The Debtor shall not be discharged from the Secured Obligations by any extension of time, additional advances, renewals, amendments or extensions to this Agreement, any waiver by or failure of the Secured Party or the Beneficiaries to enforce any provision of this Agreement or any other Loan Document, the taking of further security, releasing security, extinguishment of the Security Interest, mortgages and charges as to all or any part of the Collateral, or any other act except an express written release or discharge by the Secured Party of the Security Interest granted hereby or upon the full payment and performance of the Secured Obligations, at which time the Secured Party shall, at the Debtor’s expense, deliver to the Debtor all necessary discharges and releases of the Security Interest.

(b)	Accounts and Specified Rights: Notwithstanding any provision of this Agreement, the Debtor will remain liable under each of the documents giving rise to the accounts and under each of the Specified Rights to observe and perform all the conditions and obligations to be observed and performed by the Debtor thereunder, all in accordance with the terms of each such document and Specified Rights. The Secured Party or the Beneficiaries will have no obligation or liability under any account (or any document giving rise thereto) or Specified Rights by reason of or arising out of this Agreement or the receipt by the Secured Party or the Beneficiaries of any payment relating to such account or Specified Rights pursuant hereto, and in particular (but without limitation), the Secured Party or the Beneficiaries will not be obligated in any manner to perform any of the obligations of the Debtor under or pursuant to any account (or any document giving rise thereto) or under or pursuant to any Specified Rights, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any account (or any document giving rise thereto) or under any Specified Rights, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time.

(c)	Other Security: The security constituted by this Agreement is in addition to and not in substitution for any other security, guarantee or right from time to time held by the Secured Party or the Beneficiaries, and:

(i)	the Secured Party may realize upon or enforce all or part of any security, guarantee or right from time to time held by it in any order it desires and any realization by any means upon any security, guarantee or right shall not bar realization upon any other security, guarantee or right; and

(ii)	the taking of any action or proceeding or refraining from so doing or any other dealings with or in respect of any other security, guarantee or right from time to time held by the Secured Party shall not release or affect the security provided for in this Agreement and the taking of the security hereby granted or any proceedings hereunder for the realization of the security hereby granted shall not release or affect any other security, guarantee or right from time to time held by the Secured Party.

(d)	Waiver, etc.: No failure or delay on the part of the Secured Party or the Beneficiaries to exercise any right provided for in or contemplated by this Agreement and no waiver as to any Event of Default in the Credit Agreement shall operate as a waiver of any other Event of Default unless made in writing and signed by the Secured Party and, in that event, such waiver shall operate only as a waiver of the right or Event of Default expressly referred to therein. Nothing in this Agreement and nothing referred to in the Secured Obligations shall preclude any other remedy by action or otherwise for the enforcement of this Agreement or the payment and performance in full of the Secured Obligations.

(e)	Secured Party Assignment: All rights and obligations of the Secured Party hereunder shall be assignable in whole or in part in accordance with the Credit Agreement.

(f)	Entire Agreement: This Agreement and the other Loan Documents to which the Debtor is a party set forth the entire intent and understanding of the parties relating to the subject matter hereof and supersedes and replaces all prior agreements and commitments, whether written or oral, made between the parties and all earlier discussions and negotiations between them. The parties are not relying upon and there are no collateral or other representations, warranties, agreements or covenants made by any of the parties hereto which are not contained herein or in the other Loan Documents to which the Debtor is a party.

(g)	Further Assurances: Each of the parties hereto shall and will, from time to time and at all times hereafter upon every reasonable written request so to do, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further papers, acts, deeds, assurances and things as may be necessary in the opinion of any party or counsel for any party, acting reasonably, for implementing and carrying out more effectually the true intent and meaning of this Agreement including, without limitation, to perfect or better perfect the Security Interest of the Secured Party in the Collateral or any part thereof.

(h)	Severability: In the event that any provision or part of a provision contained in this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby and all such remaining provisions or the remainder of such provision shall continue in full force and effect. All provisions hereof are declared to be separate and distinct provisions, as the case may be.

(i)	Headings: All headings and titles in this Agreement are for convenience of reference only and shall not affect the interpretation of the terms hereof.

(j)	Gender, etc.: In construing this Agreement, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require. Words such as “hereunder”, “hereto”, “hereof’, “herein” and other words commencing with “here” shall, unless the context clearly indicates the contrary, refer to the whole of this Agreement and not to any particular paragraph or part thereof.

(k)	Binding Effect: All rights of the Secured Party hereunder shall enure to the benefit of its successors and assigns and all obligations of the Debtor hereunder shall bind the Debtor, its successors and assigns.

(l)	Governing Law: This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as a Ontario contract. Each party irrevocably submits to the non- exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.

(m)	Notice: Subject to the specific requirements of the PPSA, any demand, notice, request, consent, approval or other communication required or permitted to be made by any party hereto to any other party hereto in connection with this Agreement shall be made or given to such party at the address set out on the first page of this Agreement or as otherwise provided to the other party, in writing, and otherwise in accordance with the notice procedures set out in Section 11 of the Credit Agreement.

(n)	Failure to Perfect: The Secured Party shall not be liable or accountable for any negligence or failure to perfect the Security Interest granted herein or to seize, collect, realize, sell or obtain possession or payment of or for the Collateral or any part thereof and shall not be bound to institute proceedings for the purpose of seizing, collecting, realizing, selling or obtaining possession or payment of the same or, for the purpose of preserving the rights of a Debtor or any other Person, firm or corporation in respect of same.

(o)	No Amendment: This Agreement may not be amended, altered or qualified except by a written agreement executed by the parties hereto.

(p)	Power of Attorney: The Secured Party, or any Receiver or agent appointed hereunder, is hereby irrevocably constituted as the duly appointed lawful attorney of the Debtor, with full power (including full power of substitution), following the occurrence and during the continuance of an Event of Default, to make, do, execute and deliver all such documents, assignments, acts, matters or things on behalf of the Debtor with the right to use the name of the Debtor whenever and wherever it may be deemed necessary or expedient. The power of attorney hereby granted is a power coupled with an interest and shall survive the dissolution, liquidation, winding-up or other termination of existence of the Debtor. The Debtor agrees to and does hereby ratify all acts done and all documents executed and delivered by the Secured Party following the occurrence and during the continuance of an Event of Default, pursuant to the power of attorney hereby granted and the Debtor hereby confirms that the Secured Party and all third parties are entitled to rely upon such ratification.

(q)	Time of Essence: Time shall be strictly of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

(r)	Debtor’s Receipt: The Debtor hereby acknowledges receipt of a fully signed copy of this Agreement.

(s)	Financing Statement: To the extent permitted by applicable law, the Debtor hereby waives its entitlement to receive a copy of any financing statements registered by the Secured Party or statements confirming registration of a financing statement by the Secured Party with respect to this Agreement.

(t)	Conflict; Intercreditor Agreement: In the event of a conflict or inconsistency between the provisions of this Agreement and the provisions of any Loan Document other than the Credit Agreement or the Guarantee, the provisions giving the Secured Party greater rights or remedies shall govern (to the maximum extent permitted by applicable law), it being understood that the purpose of this Agreement and any other Loan Document (other than the Credit Agreement or the Guarantee) is to add to, and not detract from, the rights granted to the Secured Party under such Loan Documents; provided that, subject to the foregoing, in the case of any irreconcilable conflict or inconsistency between this Agreement and the Credit Agreement, the Credit Agreement or the Guarantee (as applicable) shall govern. Anything herein to the contrary notwithstanding, the liens and security interests securing the obligations evidenced by this Agreement, the exercise of any right or remedy with respect thereto, and certain of the rights of the Secured Party hereof are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

(u)	Secured Party as Agent: Each reference herein to any right granted to, benefit conferred upon, or power exercisable, exercised, or action taken by, the Secured Party shall be deemed to be a reference to the right granted to, benefit conferred upon, and power exercisable, exercised, and action taken by, the Secured Party in its capacity as agent for the benefit of the Beneficiaries all as more fully set forth in the Credit Agreement.

[Signature page follows]

IN WITNESS WHEREOF the Debtor has executed this Agreement and agrees to be bound thereby as of the Effective Date set out above.

LANDER CO. CANADA LIMITED

By:	/s/ Joseph A. Falsetti
Joseph A. Falsetti, President

[Signature Page to First Lien Canadian Security Agreement]